Exhibit 99.1

FOR IMMEDIATE RELEASE

April 26, 2011

CenterState Banks, Inc. Announces

First Quarter 2011 Operating Results

(All dollar amounts are in thousands, expect per share information)

DAVENPORT, FL. – April 26, 2011 - CenterState Banks, Inc. (NASDAQ: CSFL) reported net income for the first quarter 2011 of $165 or $0.01 per share, which included a bargain purchase gain of $11,129 related to its purchase and assumption of certain assets and liabilities from TD Bank N.A.

On January 20, 2011, the Company completed the previously announced transaction whereby it acquired approximately $114,602 of deposits and $121,450 of performing loans from TD Bank N.A. The deposits are located in four Putnam County, Florida branch offices, which were also acquired. The Company did not pay a premium for the deposits and purchased the loans for 90% of the loans’ outstanding balance. The loans were individually selected by the Company and are located within the Company’s fourteen county market areas in Central Florida. The Company has the option for a two year period to put back any purchased loan that becomes thirty days past due or is classified pursuant to regulatory standards. The Company recognized a bargain purchase gain of $11,129 pursuant to the transaction.

Net interest margin (“NIM”) improved 32 basis points (“bps”) to 3.68% in 1Q11 compared to the 3.36% reported in 4Q10. Approximately 21bps of the relative improvement between the two periods can be attributed to non recurring adjustments related to the yield on the loan portfolios acquired from the failed financial institutions.

Loan loss provision for the current quarter was $11,276 which was substantially higher than the $5,056 provision reported in the previous quarter. Net charge-offs of $9,298 during 1Q11 was also greater than the $6,801 charged off during 4Q10. The Company’s non performing assets (“NPA”) increased $3,810 between 12/31/10 and 3/31/11. The inflows were approximately $16,828 and the outflows were approximately $13,018. Outflows consist primarily of net charge offs, OREO sales, and OREO valuation write downs. NPA and NPL (“non performing loans”) ratios decreased quarter to quarter, which was due to the increase in the denominator (i.e. the amount of total loans). Specifically, the loans acquired pursuant to the TD Bank transaction were performing loans selected by CenterState, none of which are included in the Company’s NPAs. In addition, because of their performance history and because of the put back provision, there is no loan loss allowance associated with these particular loans.

The Company continues the integration process of the three failed institutions acquired from the FDIC during the third quarter into its lead bank. These institutions continue to operate on their legacy core processing systems. Conversion is scheduled for summer and early fall 2011. The Company will not fully realize the expected operating efficiencies from these acquisitions until that time. In addition, several seasoned bank management teams were hired last year and two new offices were opened. The teams are growing and developing business in the new markets rapidly and are expected to eventually add significant contributions to the Company’s profitability, but at the present time they have added additional overhead expenses. The Company has conversion teams in place for the upcoming three FDIC bank conversions and the merger of the remaining subsidiary bank not yet merged into the lead bank. This team has contributed to the elevated operating expenses, as well as the due diligence team used for evaluating potential FDIC and other acquisition transactions, and a large special asset disposition department that is charged with the task of resolving the Company’s NPAs and OREO. All of these activities have elevated the Company’s operating expenses, but much of this added expense is temporary in nature.

The Company continues to maintain solid capital levels with Tier 1 Leverage Capital and Tangible Common Equity ratios of approximately 10.0% and 9.6%, respectively.

Lastly, during the current quarter the Company recorded certain measurement period adjustments relating to the July 16, 2010 acquisition of Olde Cypress Community Bank. As a result of these measurement period adjustments, the provisional bargain purchase gain (negative goodwill) recognized during the third quarter of 2010 was reduced by $633, the fair value of loans acquired was reduced by $991 and the indemnification asset was increased by $358. These adjustments to the provisional amounts are recognized as if the accounting for the business combination had been completed at the acquisition date. As such, comparative financial information for the third and fourth quarter of 2010 as presented below and elsewhere in this document has been revised to reflect these measurement date adjustments. The fair value estimates related to these acquisitions are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available. All per share data presented herein is on a diluted basis, unless otherwise stated.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
Amounts in thousands of dollars (except per share data)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Interest income	$20,377	$19,473	$19,106	$17,840	$18,161
Interest expense	3,403	3,866	4,343	4,218	4,315

Net interest income	16,974	15,607	14,763	13,622	13,846
Provision for loan losses	(11,276)	(5,056)	(16,448)	(4,045)	(4,075)

Net interest income (loss) after loan loss provision	5,698	10,551	(1,685)	9,577	9,771
Income from correspondent banking and bond sales division	4,470	7,140	11,828	7,372	6,356
Gain on sale of securities available for sale	9	3,808	151	1,639	1,436
Bargain purchase gains on bank acquisitions	11,129		1,377
All other non interest income	5,691	4,231	3,766	3,148	2,681
Credit related expenses	(3,561)	(1,617)	(2,400)	(827)	(1,434)
Acquisition related expenses	(135)		(769)
Correspondent banking division expenses	(4,978)	(6,689)	(9,249)	(6,740)	(6,164)
All other non interest expense	(18,368)	(17,166)	(15,112)	(13,031)	(12,127)

(Loss) before income tax	(45)	258	(12,093)	1,138	519
Income tax benefit (expense)	210	178	4,422	(234)	(126)

NET INCOME (LOSS)	$165	$436	$(7,671)	$904	$393

Net (loss) income available to common shareholders	$165	$436	$(7,671)	$904	$393

(Loss) earnings per share (basic)	$0.01	$0.01	$(0.27)	$0.03	$0.02
(Loss) earnings per share (diluted)	$0.01	$0.01	$(0.27)	$0.03	$0.02
Average common shares outstanding (basic)	30,020,035	30,004,761	28,789,008	25,802,818	25,776,820
Average common shares outstanding (diluted)	30,047,618	30,067,639	28,789,008	25,967,594	25,975,584
Common shares outstanding at period end	30,035,292	30,004,761	30,004,761	25,862,801	25,778,767

PTPP earnings (note 2)	$3,789	$3,123	$5,996	$4,371	$4,592
PTPP earnings per share (diluted) (note 1)	$0.13	$0.10	$0.21	$0.17	$0.18

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.

Note 2:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non recurring items as listed in the table below.

Quarterly condensed PTPP reconciliation (unaudited) Amounts are in thousands of dollars For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10

(Loss) income before income tax	$(45)	$258	$(12,093)	$1,138	$519
exclude provision for loan losses	11,276	5,056	16,448	4,045	4,075
exclude other credit related costs	3,561	1,617	2,400	827	1,434
exclude gain on sale of AFS securities	(9)	(3,808)	(151)	(1,639)	(1,436)
exclude non recurring items:
bargain purchase gain	(11,129)	—	(1,377)	—	—
Acquisition related expenses	135	—	769	—	—

PTPP earnings	$3,789	$3,123	$5,996	$4,371	$4,592

The Company’s condensed quarterly correspondent banking and bond sales segment is presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
Amounts are in thousands of dollars (except per share data) For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Net interest income	$662	$974	$1,148	$1,319	$1,526
Total non interest income (note 3)	4,984	7,576	12,358	7,758	6,622
Total non interest expense (note 4)	(4,978)	(6,689)	(9,249)	(6,740)	(6,164)
Income tax provision	(251)	(700)	(1,564)	(900)	(764)

Net income	$417	$1,161	$2,693	$1,437	$1,220

Contribution to diluted earnings per share	$0.01	$0.04	$0.09	$0.05	$0.05

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $4,470, $7,140, $11,828, $7,372 and $6,356 for 1Q11, 4Q10, 3Q10, 2Q10 and 1Q10, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The Company’s current quarter NIM increased 32bps to 3.68% compared to the previous quarter, as indicated in the table below. As discussed previously, approximately 21bps of the improved net interest margin can be attributed to non recurring adjustments to the yield on the loan portfolios acquired from the failed banks. The remaining improvement is substantially all the result of lower cost of interest bearing liabilities, primarily, interest bearing deposits. Overall interest bearing deposit cost decreased from 1.06% in the previous quarter to 0.91% in the current quarter. Quarter to quarter, the cost decreased in each deposit category, but the category affecting the overall decrease the most was time deposits. As time deposits matured they were repriced lower to current market rates. In addition, the mix of deposits changed whereby time deposits represented 39% of total deposits at the end of the previous quarter and 36% at the end of the current quarter.

The tables below summarizes yields and cost by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited) (amounts are in thousands of dollars)

	1Q11			4Q10			1Q10
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate

Loans (TEY)*	$1,212,512	$16,393	5.48%	$1,149,981	$15,060	5.20%	$951,009	$13,261	5.66%
Taxable securities	506,699	3,569	2.86%	524,137	3,893	2.95%	463,128	4,429	3.88%
Tax -exempt securities (TEY)	33,902	509	6.09%	31,939	487	6.05%	35,833	531	6.01%
Fed funds sold and other	143,464	134	0.38%	159,957	226	0.56%	158,853	135	0.34%

Tot. interest earning assets(TEY)	$1,896,577	$20,605	4.41%	$1,866,014	$19,666	4.18%	$1,608,823	$18,356	4.63%

Interest bearing deposits	$1,422,934	$3,209	0.91%	$1,365,362	$3,633	1.06%	$1,077,922	$4,047	1.52%
Fed funds purchased	77,311	19	0.10%	74,981	19	0.10%	140,595	35	0.10%
Other borrowings	24,671	72	1.18%	27,492	109	1.57%	44,659	132	1.20%
Corporate debentures	12,500	103	3.34%	12,500	105	3.33%	12,500	101	3.28%

Total interest bearing liabilities	$1,537,416	$3,403	0.90%	$1,480,335	$3,866	1.04%	$1,275,676	$4,315	1.37%

Net Interest Spread (TEY)			3.51%			3.14%			3.26%

Net Interest Margin (TEY)			3.68%			3.36%			3.54%

*	TEY = tax equivalent yield

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Return on average assets (annualized)	0.03%	0.08%	(1.49)%	0.20%	0.09%
Return on average equity (annualized)	0.27%	0.68%	(11.93)%	1.57%	0.69%
Yield on average loans (note 1)	5.48%	5.20%	5.47%	5.54%	5.66%
Yield on average investments (note 1)	2.50%	2.55%	2.57%	2.77%	3.14%
Yield on average interest earning assets	4.36%	4.14%	4.22%	4.30%	4.58%
Yield on average interest earning assets (note 1)	4.41%	4.18%	4.26%	4.34%	4.63%
Cost of average interest bearing deposits	0.91%	1.06%	1.25%	1.42%	1.52%
Cost of average borrowings	0.69%	0.80%	0.74%	0.61%	0.55%
Cost of average interest bearing liabilities (note 2)	0.90%	1.04%	1.20%	1.31%	1.37%
Net interest margin (note 1)	3.68%	3.36%	3.30%	3.33%	3.54%
Loan / deposit ratio	67.2%	67.0%	65.6%	66.0%	70.6%
Stockholders equity (to total assets)	11.4%	12.3%	12.1%	12.8%	12.9%
Common tangible equity (to total tangible assets)	9.6%	10.4%	10.3%	11.1%	11.2%
Tier 1 capital (to average assets)	10.0%	10.3%	10.9%	11.3%	11.6%
Efficiency ratio (note 3)	99%	94%	88%	85%	86%
Common equity per common share	$8.42	$8.41	$8.57	$8.99	$8.90
Common tangible equity per common share	$7.00	$7.01	$7.16	$7.64	$7.54

note 1:	Tax equivalent basis.
note 2:	Does not include non interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Approximately 15.4% of the Company’s loans, or $189,708, is covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

In addition, approximately 9.3% of the Company’s loans, or $114,737, are subject to a two year put back option with TD Bank, N.A., so that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank.

Approximately 75.3% of the Company’s loans, or $924,574, is not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars) (unaudited)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$259,327	$255,571	$252,867	$249,628	$251,368
Commercial	500,512	410,162	414,383	441,652	443,876
Construction, development and land loans	107,179	109,380	107,028	106,486	108,614

Total real estate loans	867,018	775,113	774,278	797,766	803,858
Commercial loans	116,424	100,906	83,715	88,056	87,521
Consumer and other loans, (note 1)	2,599	3,264	4,414	—	—
Consumer and other loans	53,990	52,115	57,445	56,657	55,754

Total loans before unearned fees and costs	1,040,031	931,398	919,852	942,479	947,133
Unearned fees and costs	(720)	(728)	(716)	(700)	(726)

Total loans not covered by FDIC loss share agreements	1,039,311	930,670	919,136	941,779	946,407

Loans covered by FDIC loss share agreements
Real estate loans
Residential	106,655	110,586	118,690	—	—
Commercial	65,975	68,286	73,318	—	—
Construction, development and land loans (note 2)	12,217	13,653	11,280	—	—

Total real estate loans	184,847	192,525	203,288	—	—
Commercial loans	4,861	5,760	6,394	—	—

Total loans covered by FDIC loss share agreements	189,708	198,285	209,682	—	—

Total Loans	$1,229,019	$1,128,955	$1,128,818	$941,779	$946,407

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	Single family residential lot loans were reclassified from residential real estate to construction, development and land loan category during the fourth quarter of 2010.

Credit quality and allowance for loan losses

During the current quarter, the Company recorded a charge of $11,276 to loan loss provision (expense) and charged-off (net of recoveries) $9,298 or 0.91% of average outstanding loans during the quarter (3.64% of average loans on an annualized basis), excluding loans covered by FDIC loss sharing agreements.

The allowance for loan losses was $28,245 at March 31, 2011 compared to $26,267 at December 31, 2010, an increase of $1,978 ($11,276 charge to loan loss expense less $9,298 net charge-offs equals $1,978 loan loss allowance increase during the first quarter 2011). This increase is the result of a $680 increase in general loan loss allowance and a $1,298 increase in specific loan loss allowance. The increase in the general allowance is primarily due to changes in historical charge-off rates, changes in current environmental factors, and changes in the loan portfolio mix. The Company selected performing loans purchased from TD Bank, N.A. during the current quarter do not have any general loan loss allowance associated with them since they are reported at the acquisition date fair value. The specific allowance is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis.

Management believes the Company’s allowance for loan losses was adequate at March 31, 2011. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) (amounts are in thousands dollars)
as of or for the quarter ending	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Allowance at beginning of period	$26,267	$28,012	$24,191	$24,088	$23,289
Charge-offs	(9,458)	(6,912)	(12,704)	(4,163)	(3,310)
Recoveries	160	111	77	221	34

Net charge-offs	(9,298)	(6,801)	(12,627)	(3,942)	(3,276)
Provision for loan losses	11,276	5,056	16,448	4,045	4,075

Allowance at end of period	$28,245	$26,267	$28,012	$24,191	$24,088

The $9,298 net charge-off during the current period related to the following types of loans:

net charge-offs during the quarter ended March 31, 2011 (amounts are in thousands of dollars) (unaudited)
Residential real estate loans	$2,664
Commercial real estate loans	3,965
Construction, development, land loans	2,099
Commercial non real estate loans	246
Consumer and other loans	324

Total net charge-offs	$9,298

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non performing loans as a percentage of total loans not covered by FDIC loss share agreements were 6.89% at March 31, 2011 compared to 7.06% at December 31, 2010.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $82,334 at March 31, 2011, compared to $78,524 at December 31, 2010. Non performing assets as a percentage of total assets was 3.70% at March 31, 2011 compared to 3.81% at December 31, 2010. Non performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 7.84% at March 31, 2011 compared to 8.32% at December 31, 2010. The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Non accrual loans (note 1)	$71,631	$62,553	$55,921	$51,468	$48,753
Past due loans 90 days or more and still accruing interest (note 1)	—	3,200	478	602	34

Total non performing loans (“NPLs”) (note 1)	71,631	65,753	56,399	52,070	48,787
Other real estate owned (OREO) (note 1)	10,222	12,239	11,861	11,144	10,059
Repossessed assets other than real estate (note 1)	481	532	567	629	694

Total non performing assets (“NPAs”) (note 1)	$82,334	$78,524	$68,827	$63,843	$59,540
Non performing loans as percentage of total loans not covered by FDIC loss share agreements	6.89%	7.07%	6.14%	5.53%	5.15%
Non performing assets as percentage of total assets	3.70%	3.81%	3.24%	3.51%	3.35%
Non performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	7.84%	8.32%	7.39%	6.70%	6.22%
Net charge-offs (recoveries)	$9,298	$6,801	$12,627	$3,942	$3,276
Net charge-offs as a percentage of average loans for the period (note 1)	0.91%	0.72%	1.37%	0.42%	0.34%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	3.64%	2.85%	5.48%	1.68%	1.36%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	1.66%	1.96%	1.50%	1.27%	1.20%
Allowance for loan losses as percentage of NPLs (note 1)	39%	40%	50%	46%	49%

Trouble debt restructure (“TDRs”) (note 2)	$21,176	$22,322	$23,428	$29,863	$27,953
Impaired loans that were not TDRs	62,626	64,655	57,666	54,108	54,802

Total impaired loans	83,802	86,977	81,094	83,971	82,755
Loans acquired pursuant to TD transaction (note 3)	114,737	—	—	—	—
All other non impaired loans	840,772	843,693	838,042	857,808	863,652

Total loans not covered by FDIC loss share agreements	1,039,311	930,670	919,136	941,779	946,407
Total loans covered by FDIC loss share agreements	189,708	198,285	209,682	—	—

Total loans	$1,229,019	$1,128,955	$1,128,818	$941,779	$946,407

Specific loan loss allowance- impaired loans	$4,492	$3,194	$5,225	$3,321	$4,452
General loan loss allowance- TD transaction	0	—	—	—	—
General loan loss allowance- all other non impaired	23,753	23,073	22,787	20,870	19,636

Total allowance for loan losses	$28,245	$26,267	$28,012	$24,191	$24,088

	$1,229,019	$1,229,019	$1,229,019	$1,229,019	$1,229,019
Allowance for loan loss percentage of period end loans:

Impaired loans (note 1)	5.36%	3.67%	6.44%	3.95%	5.38%
Loans acquired pursuant to TD transaction (note 3)	0.00%	—	—	—	—
All other non impaired loans (note 1)	2.83%	2.73%	2.72%	2.43%	2.27%

Total loans (note 1)	2.72%	2.82%	3.05%	2.57%	2.55%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	In this current real estate environment experienced by the Nation in general and Florida in particular, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually either reduce the monthly payment and/or interest rate for generally about twelve months. We have not forgiven any material principal amounts on any loan modifications to date. We have approximately $21,176 of TDRs. Of this amount $8,659 are performing pursuant to their modified terms, and $12,517 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.
Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.

As shown in the table above, the largest component of non performing loans is non accrual loans. As of March 31, 2011 the Company had reported a total of 319 non accrual loans with an aggregate book value of $71,631 compared to December 31, 2010 when 268 non accrual loans with an aggregate book value of $62,553 was reported. Also, as shown in the table above, non accrual loans, non performing loans and non performing assets increased quarter to quarter in each of the last five quarters. This is reflective of the economy in general and specifically the significantly devalued real estate market in Florida. Non accrual loans at March 31, 2011 are further delineated by collateral category and number of loans in the table below (in thousands of dollars).

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$17,940	25%	128
Commercial real estate loans	33,529	47%	76
Construction, development and land loans	18,730	26%	67
Non real estate commercial loans	808	1%	21
Non real estate consumer and other loans	624	1%	27

Total non accrual loans at March 31, 2011	$71,631	100%	319

The second largest component of non performing assets after non accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At March 31, 2010, total OREO was $21,554. Of this amount, $11,332 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $10,222 at March 31, 2011. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 60% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below (in thousands of dollars).

(unaudited) Description of repossessed real estate	carrying amount at Mar 31, 2011
14 single family homes	$2,482
2 mobile homes with land	74
18 residential building lots	848
14 commercial buildings	5,431
Land / various acreages	1,387

Total, excluding OREO covered by FDIC loss share agreements	$10,222

Deposit activity

During the current quarter, time deposits decreased by $4,385 and non time deposits increased by $146,693. Quarter to quarter, cost of deposits decreased in each deposit category, but the category affecting the overall decrease the most was time deposits. In addition to repricing maturing time deposits to current market rates, time deposits as a percentage of total deposits decreased from 39% to 36%. During the same time, core deposits (non time deposits) as a percentage of total deposits increased, both in terms of actual dollars and as a percentage of total deposits. A summary of our deposit mix over the previous five quarters is presented in the table below.

Deposit mix (in thousands of dollars) (unaudited)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Checking accounts
Non interest bearing	$378,395	$323,224	$330,255	$307,726	$231,662
Interest bearing	310,660	282,405	253,950	188,845	186,536
Savings deposits	209,690	198,428	196,950	170,079	166,033
Money market accounts	275,729	223,724	221,002	176,978	177,288
Time deposits	653,428	657,813	718,148	583,786	579,419

Total deposits	$1,827,902	$1,685,594	$1,720,305	$1,427,414	$1,340,938

Non time deposits as percentage of total deposits	64%	61%	58%	59%	57%
Time deposits as percentage of total deposits	36%	39%	42%	41%	43%

Total deposits	100%	100%	100%	100%	100%

With regard to the three failed institutions the Company purchased from the FDIC during the third quarter of 2010, time deposits shrank and non time deposits increased. Total deposits for these three acquisitions decreased $27,776 during the six month period ending March 31, 2011. Time deposits decreased $39,082 and non time deposits increased $11,306. The table below is a summary of deposits for the three FDIC acquisitions for the periods presented.

Deposits acquired from FDIC (in thousands of dollars) (unaudited)
At quarter ended:	3/31/11	9/30/10	increase (decrease)
Non time deposits	$161,381	$150,075	$11,306
Time deposits	106,829	145,911	(39,082)

Total deposits	$268,210	$295,986	($27,776)

Non time deposits as percentage of total	60%	51%
Time deposits as percentage of total	40%	49%

Total deposits	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars
At quarter ended:	3/31/11	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Cash and due from banks	$19,542	$23,251	$41,447	$14,759	$17,638
Fed funds sold and Fed Res Bank deposits	146,275	154,264	85,312	92,098	172,472
Trading securities	2,192	2,225	1,581	242	1,153
Investments securities, available for sale	575,098	500,927	619,282	607,314	496,715
Loans held for sale	168	673	1,810	851	573
Loans covered by FDIC loss share agreements	189,708	198,285	209,682	—	—
Loans not covered by FDIC loss share agreements	1,039,311	930,670	919,136	941,779	946,407
Allowance for loan losses	(28,245)	(26,267)	(28,012)	(24,191)	(24,088)
FDIC indemnification assets	60,122	59,456	58,533	—	—
Premises and equipment, net	86,652	84,982	74,484	71,912	63,804
Goodwill	38,035	38,035	38,035	32,840	32,840
Core deposit intangible	4,582	3,921	4,092	2,216	2,318
Bank owned life insurance	27,678	27,440	27,190	15,969	15,818
OREO covered by FDIC loss share agreements	11,332	11,104	9,405	—	—
OREO not covered by FDIC loss share agreements	10,222	12,239	11,861	11,144	10,059
Excess bank property held for sale	—	—	—	500	2,368
Other assets	42,839	41,719	49,210	53,909	38,577

TOTAL ASSETS	$2,225,511	$2,062,924	$2,123,048	$1,821,342	$1,776,654

Deposits	$1,827,902	$1,685,594	$1,720,305	$1,427,414	$1,340,938
Federal funds purchased	92,111	68,495	72,859	84,630	139,032
Other borrowings	34,022	41,289	46,716	52,775	55,867
Other liabilities	18,489	15,297	26,076	23,892	11,344
Common stockholders equity	252,987	252,249	257,092	232,631	229,473

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,225,511	$2,062,924	$2,123,048	$1,821,342	$1,776,654

Condensed Consolidated Average Balance Sheets (unaudited)

Amounts in thousands of dollars
For quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Federal funds sold and other	$143,464	$159,957	$125,572	$163,767	$158,853
Security investments	540,601	556,076	624,123	556,566	498,961
Loans covered by FDIC loss share agreements	194,503	203,234	127,641	—	—
Loans not covered by FDIC loss share agreements	1,018,009	946,747	918,553	944,734	951,009
Allowance for loan losses	(26,614)	(28,700)	(25,916)	(23,907)	(23,731)
All other assets	294,991	272,980	278,149	177,852	174,697

TOTAL ASSETS	$2,164,954	$2,110,294	$2,048,122	$1,819,012	$1,759,789

Deposits- interest bearing	$1,422,934	$1,365,362	$1,292,668	$1,117,986	$1,077,922
Deposits- non interest bearing	354,036	347,046	331,507	289,220	242,490
Federal funds purchased	77,311	74,981	90,368	116,184	140,595
Other borrowings	37,171	39,992	47,559	54,040	57,159
Other liabilities	21,814	27,308	30,958	10,492	11,536
Stockholders equity	251,688	255,605	255,062	231,090	230,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,164,954	$2,110,294	$2,048,122	$1,819,012	$1,759,789

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited) Amounts in thousands of dollars
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Service charges on deposit accounts	$1,556	$1,909	$1,713	$1,655	$1,596
Income from correspondent banking and bond sales division	4,470	7,140	11,828	7,372	6,356
Commissions from sale of mutual funds and annuities	439	335	318	361	104
Debit card and ATM fees	656	565	458	465	402
Loan related fees	165	159	128	117	130
BOLI income	239	250	220	152	152
Trading securities revenue	161	174	249	115	84
Gain on sale of securities available for sale	9	3,808	151	1,639	1,436
Bargain purchase gains related to acquisitions	11,129	—	1,377	—	—
FDIC indemnification asset – amortization of discount rate	468	373	225	—	—
FDIC OREO indemnification income	1,136	—	—	—	—
Other correspondent banking related fees	339	251	362	200	135
Other service charges and fees	532	215	93	83	78

Total non interest income	$21,299	$15,179	$17,122	$12,159	$10,473

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Employee salaries and wages	$10,572	$11,947	$13,544	$10,244	$9,250
Employee incentive/bonus compensation accrued	612	938	1,020	954	708
Employee stock based compensation expense	195	181	180	180	158
Deferred compensation expense	116	120	97	58	67
Health insurance and other employee benefits	833	659	311	398	840
Payroll taxes	933	578	642	466	687
401K employer contributions	279	191	211	242	170
Other employee related expenses	92	162	179	124	129
Incremental direct cost of loan origination	(126)	(144)	(175)	(156)	(127)

Total salaries, wages and employee benefits	$13,506	$14,632	$16,009	$12,510	$11,882

Occupancy expense	2,106	2,084	1,633	1,488	1,447
Depreciation of premises and equipment	999	918	971	706	755
Supplies, stationary and printing	312	345	248	283	215
Marketing expenses	728	732	615	596	555
Data processing expenses	1,381	865	726	664	534
Legal, auditing and other professional fees	925	828	785	750	632
FDIC acquisition expenses	—	—	769	—	—
Bank regulatory related expenses	800	868	819	688	614
Postage and delivery	231	302	198	125	110
ATM and debit card related expenses	316	334	365	313	286
Amortization of CDI	190	172	142	102	104
Loss (gain) on sale of repossessed real estate (“OREO”)	518	579	153	(3)	27
Valuation write down of repossessed real estate (“OREO”)	2,035	368	1,273	428	882
Loss on repossessed assets other than real estate	21	54	171	126	107
Foreclosure and repossession related expenses	987	616	803	276	418
Internet and telephone banking	185	236	132	177	134
Visa/Mastercard processing and prepaid card expenses	389	145	82	33	47
Put back option amortization expense	73	—	—	—	—
Operational write-offs and losses	121	265	296	319	40
Correspondent account and Federal Reserve charges	118	114	83	79	72
Conferences, seminars, education and training	74	252	236	164	155
Director fees	68	83	92	98	95
Travel expenses	37	91	224	132	114
Other expenses	922	589	705	544	500

Total non interest expense	$27,042	$25,472	$27,530	$20,598	$19,725

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited): Amounts are in thousands of dollars
	1Q11	4Q10	1Q10

Interest income, as reported (GAAP)	$20,377	$19,473	$18,161
tax equivalent adjustments	228	193	195

Interest income (tax equivalent)	$20,605	$19,666	$18,356

Net interest income, as reported (GAAP)	$16,974	$15,607	$13,846
tax equivalent adjustments	228	193	195

Net interest income (tax equivalent)	$17,202	$15,800	$14,041

	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Total stockholders’ equity (GAAP)	$252,987	$252,249	$257,092	$232,631	$229,473
Goodwill	(38,035)	(38,035)	(38,035)	(32,840)	(32,840)
Core deposit intangible	(4,582)	(3,921)	(4,092)	(2,216)	(2,318)

Tangible common equity	$210,370	$210,293	$214,965	$197,575	$194,315

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 52 full service branch banking locations in 14 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.